Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces Results for the 2005 Second Quarter

Linthicum Heights, Maryland, July 27, 2005 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported financial results for its second quarter ended June 30, 2005 and updated earnings guidance for the full year 2005.

HIGHLIGHTS

•                  Second quarter revenues increased by nearly one-third, to $329.5 million.

•                  Net income for the quarter more than doubled, increasing to $20.2 million or $0.44 per diluted share, compared to pro forma second quarter 2004 net income of $7.7 million, or $0.17 per diluted share.

•                  Quarterly adjusted EBITDA improved by 80 percent to $75.4 million.

Summary Statistics

($ in millions, except per-share amounts)

	Q2 2005	Pro Forma Q2 2004	Improvement (%)
Total Revenues	$329.5	$251.9	31%
Coal Shipments (MM Tons)	16.1	15.9	1.2%
Net Income	$20.2	$7.7	162%
Earnings per Diluted Share	$0.44	$0.17	159%
EBITDA	$77.0	$38.3	101%
Adjusted EBITDA	$75.4	$41.9	80%

NOTE:   For the basis of this presentation, please see note at end of this release and EBITDA reconciliation table.

- More -

“Foundation Coal is making the most of an already strong market, and today’s results demonstrate even more robust performance in the second quarter than in our already outstanding first quarter of 2005,” said James F. Roberts, Foundation president and chief executive officer. “Our diverse portfolio of operations allowed us to more than offset transportation-induced shortfalls in the West and capitalize on ongoing strength in steam, metallurgical, and industrial coal markets.”

FINANCIAL RESULTS

Period to Period Comparisons

Second quarter coal sales revenues increased 29 percent to $324.5 million over pro forma 2004 on 26 percent higher average per-ton sales realizations and modestly higher shipments. For the first half of the year, coal sales revenues increased nearly 32 percent, as shipments increased 7 percent and average per ton sales realizations increased 23 percent.

Of the $4.21 per-ton increase in average sales realization for the quarter, approximately $3.00 was attributable to higher coal prices, primarily in Northern and Central Appalachia. The remaining $1.21 resulted from a combination of increased coal quality premiums, partly as a result of strong prices for sulfur dioxide emissions allowances, and an increased proportion of shipments from Northern and Central Appalachia relative to the Powder River Basin.

As a result of such significant improvement in coal sales revenues, net income increased 162 percent to $20.2 million in the second quarter 2005 compared to pro forma net income of $7.7 million in 2004. Diluted earnings per share increased 159 percent to $0.44 in 2005 compared to pro forma diluted earnings per share of $0.17 in 2004. For the six months ended June 30, net income increased to $39.1 million from a $3.8 million pro forma result in 2004. Diluted earnings per share were $0.85 in 2005 compared with pro forma diluted earnings per share of $0.08 in 2004.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”) and further explained below, improved by 80 percent to $75.4 million in the second quarter of 2005 from $41.9 million in 2004. For the twelve months ended June 30, 2005, pro forma adjusted EBITDA totaled $212.0 million compared to $170.1 million of pro forma adjusted EBITDA in the twelve months ended June 30, 2004.

Capital Structure

Cash flow from continuing operations totaled $56.6 million and $68.5 million during the second quarter and first six months of 2005, respectively. The cash balance increased by $23.1 million during the second quarter. Additional investment in working capital was $3 million during the second quarter, representing an increase in work-in-process inventories party offset by an increase in accrued liabilities.

Capital expenditures of $28.6 million and shareholder dividends of $1.8 million during the second quarter were funded from cash flow from operations. Capital expenditures during the quarter included $9.9 million related to expansion of the Belle Ayr mine, development of the Pax surface mine, addition of a continuous miner at the Kingston Mine, and the widening of the Emerald longwall face to 1,450 feet.

The company’s leverage as measured by the ratio of outstanding debt to adjusted EBITDA for the trailing twelve months stood at an estimated 3.2 times at June 30, 2005 compared to 4.5 times at December 31, 2004.

Available liquidity under the company’s revolving credit agreement was $156.5 million at June 30, 2005, an increase in borrowing capacity of $7.4 million during the second quarter as a result of reductions in outstanding letters of credit used as collateral for surety bonds. Subsequent to June 30, outstanding letters of credit have been reduced by an additional $9 million.

OPERATIONAL AND COMMERCIAL DEVELOPMENTS

“Our first half demonstrates our operational abilities to take full advantage of higher market prices and increased sulfur dioxide premiums,” said Roberts. “As we head into the second half of the year we will seek to meet or exceed the high bar set in all of these areas.”

During the second quarter, an increase in shipments from the company’s Northern Appalachia and Central Appalachia mines was partly offset by reduced shipments from its Powder River Basin operations. Powder River Basin shipments were reduced by approximately 1.0 million tons resulting from the rail problems that arose with the extremely wet weather in mid-May and persisted through June. The company estimates that this shortfall reduced adjusted EBITDA in the quarter by approximately $2.5 million to $3 million. This shortfall was more than covered by strong earnings contributions from the company’s Northern Appalachia and Central Appalachia mines.

During the second quarter, the company noted several major operational achievements:

•                  At the Emerald Mine in western Pennsylvania, after a successful longwall move, the mine transitioned into a new panel with a face width of 1,450 feet, the widest in North America.

•                  The Pax operation in West Virginia is now fully permitted, having received a permit to construct a loadout facility on the property.

•                  The company received recognition for its reclamation efforts in Illinois, where the Delta reclamation project was awarded the Interstate Mining Compact Commission’s National Mine Reclamation Award; and Wyoming, where the Eagle Butte Mine received two awards from the Wyoming Department of Environmental Quality for Excellence in Surface Mining Reclamation and Innovation.

OUTLOOK

Based on the positive operating and financial results for the first six months and the company’s outlook for the remainder of the year, Foundation is revising its full year guidance to the following ranges:

Revised Guidance

($ in millions, except per-share amounts)

	Revised Range	Prior Range
Coal Production (MM Tons)	64.0 – 65.0	66 - 68
Coal Shipments (MM Tons)	66.5 – 68.0	68 - 70
Coal Sales Revenue	$1,240 – 1,275	$1,135 – 1,175
Net Income	$60 - 70	$45 - 60
Earnings per Diluted Share	$1.30 – 1.50	$1.00 – 1.30
Adjusted EBITDA	$275 - 300	$230 - 260
Capital Expenditures	$150 - 160	$150 – 160

Full-year guidance for tons produced and tons shipped has been lowered to reflect full-year shipments from the Powder River Basin in the range of 42.0 million to 42.5 million tons, 2.5 million to 3.0 million tons lower than previous expectations. Production and shipment expectations from all other operations have been maintained at previous levels.

Roberts stated, “It is notable that we have raised our financial guidance ranges while decreasing our guidance on production and shipments. Our operational diversity and ability to compensate for shortfalls in a particular region is one of the true keys to our strong performance through the first half of the year.”

Roberts added, “Full-year guidance as to coal sales revenues, adjusted EBITDA, net income, and diluted earnings per share also has been increased to reflect higher coal quality premiums, updated pricing for coal sales and updated figures for actuarially determined accruals for retiree health care and pension accruals.”

Foundation has now committed and priced 90 percent, 73 percent, and 51 percent of its expected production in 2006, 2007, and 2008, respectively. The majority of uncommitted tonnage is primarily associated with higher value eastern coals. Specifically, in the East, the company is 80 percent, 65 percent, and 32 percent committed, respectively, for the three years, while in the West, those percentages are 95 percent, 76 percent, and 58 percent, respectively.

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc. is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,700 people and produces approximately 65 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss second quarter 2005 financials on Wednesday, July 27, 2005 at 10:00 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks as well.

BASIS OF REPORTING

In presenting financial results, information is presented for the second quarter and first six months of 2004 on two bases of reporting.  The first basis presents the second quarter and first six months of 2004 as reported by RAG American Coal Holding, Inc.  This information is labeled “predecessor”.  The second basis presents the second quarter and first six months of 2004 as if Foundation Coal Holdings, Inc acquired RAG American Coal Holding, Inc. on January 1, 2004 and completed the Initial Public Offering on that date.  This information is labeled “pro forma”.  The pro forma presentation incorporates the fair valuation of the assets and liabilities acquired by Foundation Coal Holdings, Inc. on July 30, 2004 (“purchase accounting”) as if the acquisition and application of purchase accounting took place on January 1, 2004.  The pro forma adjustments are presented in an attached table.

NON GAAP DISCLOSURES

EBITDA, a measure expected to be used by management to measure performance is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), accretion on asset retirement obligations, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.  The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments.  The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; our assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2004 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”.  The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

	Successor Quarter Ended June 30, 2005	Predecessor Quarter Ended June 30, 2004	Successor Six Months Ended June 30, 2005	Predecessor Six Months Ended June 30, 2004
	(Unaudited)

Tons sold	16.1	15.9	33.4	31.3

Revenues	$329.5	$252.2	$635.0	$478.5
Cost of coal sales	241.3	216.3	456.5	413.5
Selling, general & administrative expenses	9.2	10.5	20.8	20.9
Accretion on asset retirement obligations	2.0	1.7	4.1	3.4
Depreciation, depletion and amortization	52.7	27.5	107.5	52.5
Amortization of coal supply agreements	(23.1)	3.8	(46.5)	7.8
Income (loss) from operations	47.4	(7.6)	92.6	(19.6)
Interest income	0.2	0.4	0.4	1.2
Interest expense:
Interest	(11.2)	(5.5)	(22.2)	(14.8)
Amortization of deferred financing costs	(0.7)	—	(1.5)	—
Surety bond and letter of credit fees	(2.5)	(0.8)	(5.0)	(1.5)
Loss on termination of hedge accounting for interest rate swaps	—	(0.1)	—	(48.8)
Mark-to-market loss on interest rate swaps	—	9.0	—	5.8
Other income	—	—	—	—
Income tax (expense) benefit	(13.0)	2.4	(25.2)	29.4
Income (loss) from continuing operations	20.2	(2.2)	39.1	(48.3)
Income from discontinued operations, net of income tax expense	—	20.3	—	23.1
Net income (loss)	$20.2	$18.1	$39.1	$(25.2)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.45	$(16.01)	$0.88	$(352.11)
Income from discontinued operations, net of income tax expense	—	148.07	—	168.43
Net income (loss)	0.45	132.06	0.88	(183.68)
Diluted earnings (loss) per common share
Income (loss) from continuing operations	$0.44	$(16.01)	$0.85	$(352.11)
Income from discontinued operations, net of income tax expense	—	148.07	—	168.43
Net income (loss)	0.44	132.06	0.85	(183.68)
Weighted average shares—basic	44.625	0.137	44.625	0.137
Weighted average shares—diluted	46.113	0.137	46.102	0.137

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions Except Per Ton Data)

	Successor Quarter ended June 30, 2005	Pro Forma Quarter ended June 30, 2004	Successor Six Months Ended June 30, 2005	Pro Forma Six Months ended June 30, 2004
	(Unaudited)
Tons sold
Powder River Basin	9.7	10.1	20.9	20.7
Northern Appalachia	3.5	3.0	6.8	5.0
Central Appalachia	2.3	2.0	4.4	4.0
Illinois Basin & purchased coal	0.6	0.8	1.3	1.6
Total	16.1	15.9	33.4	31.3

Average realized price per ton sold
Powder River Basin	$7.35	$7.53	$7.33	$7.49
Northern Appalachia	35.45	27.06	34.48	26.96
Central Appalachia	47.24	33.95	44.66	33.54
Illinois Basin and purchased coal	33.08	32.50	32.38	32.27
Total	$20.10	$15.89	$18.70	$15.18

Revenue summary
Powder River Basin	$71.5	$75.7	$153.5	$155.0
Northern Appalachia	122.8	81.0	235.5	134.8
Central Appalachia	108.0	66.9	193.9	132.0
Illinois Basin and purchased coal	22.2	28.5	41.6	52.3
Total coal sales	324.5	252.1	624.5	474.1
Other revenues	5.0	(0.2)	10.5	3.6
Total revenues	329.5	251.9	635.0	477.7
Cost of coal sales	241.3	202.4	456.5	390.4
Selling, general and administrative expense	9.2	9.2	20.8	18.3
Accretion on asset retirement obligations	2.0	2.0	4.1	4.0
EBITDA	77.0	38.3	153.6	65.0
Depreciation, depletion and amortization	52.7	52.3	107.5	103.5
Amortization of coal supply agreements (credit)	(23.1)	(41.6)	(46.5)	(73.2)
Income from operations	$47.4	$27.5	$92.6	$34.6

Capital expenditures	$28.6	$24.9	$65.1	$50.5
Cash flow from continuing operations	$56.6	$22.7	$68.5	$25.1
Adjusted EBITDA from Credit Agreement	$75.4	$41.9	$147.0	$86.4
Last Twelve Months Adjusted EBITDA from Credit Agreement	$212.0	$170.1	$212.0	$170.1
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	22.9%	16.6%	23.1%	18.1%

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	(Unaudited)
	June 30, 2005	December 31, 2004

Cash & Cash Equivalents	$27.2	$470.3
Trade Accounts Receivable, Net	102.2	66.5
Inventories, Net	67.8	39.7
Other Current Assets	35.4	43.0
Total Current Assets	232.6	619.5
Property Plant & Equipment, Net	1,762.9	1,799.6
Coal Supply Agreements, Net	69.3	84.5
Other Noncurrent Assets	36.8	41.6
Total Assets	$2,101.6	$2,545.2

Current Portion of Term Loan	$—	$—
Accounts Payable and Accruals	193.2	186.2
Dividends Payable	—	444.1
Total Current Liabilities	193.2	630.3
Long-Term Debt	685.0	685.0
Noncurrent Coal Supply Agreements, Net	119.8	178.2
Deferred Income Taxes	140.7	133.8
Other Long-Term Liabilities	670.0	661.1
Stockholders’ Equity	292.9	256.8
Total Liabilities and Stockholders’ Equity	$2,101.6	$2,545.2

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income (Loss) from Continuing Operations

(In Millions)

	Successor Quarter ended June 30, 2005	Predecessor Quarter ended June 30, 2004	Successor Six Months ended June 30, 2005	Predecessor Six Months ended June 30, 2004
	(Unaudited)

Net income (loss) from continuing operations	$20.2	$(2.2)	$39.1	$(48.3)
Depreciation, depletion and amortization	52.7	27.5	107.5	52.5
Amortization of coal sales agreements (credit)	(23.1)	3.8	(46.5)	7.8
Interest expense	11.2	5.5	22.2	14.8
Amortization of deferred financing costs	0.7	—	1.5	—
Surety bond and letter of credit fees	2.5	0.8	5.0	1.5
Interest income	(0.2)	(0.4)	(0.4)	(1.2)
Income tax expense (benefit)	13.0	(2.4)	25.2	(29.4)
Mark-to-market loss (gain) on interest rate swaps	—	(9.0)	—	(5.8)
Loss on termination of hedge accounting for interest rate swaps	—	0.1	—	48.8
EBITDA	$77.0	$23.7	$153.6	$40.7
Adjustments per Credit Agreement:
One-time non-cash charges (credits) resulting from purchase accounting:
Overburden removal included in depreciation, depletion and amortization	(4.0)	—	(11.6)	—
Accretion on asset retirement obligations	2.0	1.7	4.1	3.4
Non-cash stock based compensation expense	0.1	—	0.4	—
Cumberland mine force majeure	—	10.9	—	31.1
Other	0.3	5.6	0.5	11.2
Adjusted EBITDA per Credit Agreement for current period	$75.4	$41.9	$147.0	$86.4
Adjusted EBITDA per Credit Agreement for last twelve months ended March 31, 2005 and 2004, respectively	178.5	160.3
Adjusted EBITDA per Credit Agreement for quarter ended June 30, 2004 and 2003, respectively	(41.9)	(32.1)
Adjusted EBITDA per Credit Agreement for last twelve months ended June 30, 2005 and 2004, respectively	$212.0	$170.1	$212.0	$170.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc.

Historical and Pro Forma

Consolidated Condensed Statements of Operations

(In Millions Except Per Share Data)

	Successor	Pro Forma	Successor	Pro Forma
	Quarter Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(Unaudited)
Tons Sold	16.1	15.9	33.4	31.3

Revenues	$329.5	$251.9	$635.0	$477.7
Cost of coal sales	241.3	202.4	456.5	390.4
Selling, general & administrative expenses	9.2	9.2	20.8	18.3
Accretion on asset retirement obligations	2.0	2.0	4.1	4.0
Depreciation, depletion and amortization	52.7	52.3	107.5	103.5
Amortization of coal supply agreements	(23.1)	(41.6)	(46.5)	(73.2)
Income from operations	47.4	27.6	92.6	34.7
Interest income	0.2	0.4	0.4	1.2
Interest expense:
Debt-related interest expense	(11.2)	(9.5)	(22.2)	(19.8)
Amortization of deferred financing costs	(0.7)	(0.9)	(1.5)	(3.5)
Surety bond and letter of credit fees	(2.5)	(2.6)	(5.0)	(5.2)
Other income (expense)	—	—	—	—
Federal and state income tax expense	(13.0)	(7.3)	(25.2)	(3.6)
Net income	$20.2	$7.7	$39.1	$3.8

Basic earnings per share	$0.45	$0.17	$0.88	$0.09
Weighted average number of shares	44.625	44.625	44.625	44.625

Diluted earnings per share	$0.44	$0.17	$0.85	$0.08
Weighted average number of shares	46.113	46.113	46.102	46.102

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.